Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-91053, 333-110467, 333-138531, and 333-151404) of URS Corporation of our report dated February 25, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information included in Note 18, as to which the date is April 17, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated April 17, 2013.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

April 17, 2013